Exhibit 99.1

FOR IMMEDIATE RELEASE

Cistera Networks Reports Financial Results
For Fiscal Year 2009 Third Quarter Ended December 31
Conference Call Scheduled for 3:30 PM Central Time, February 17

PLANO, Texas – February 17, 2009 – Cistera Networks® (OTCBB: CNWT) a leading provider of enterprise application communications platforms and engines for Internet Protocol (IP) Communications filed its 10-Q for the fiscal year 2009 third quarter ended December 31.

Q3 Fiscal 2009 Financial Results

Three month data as compared to the prior year period:

•	Revenues for the quarter totaled $1,072,487, an increase of $453,726 or 73%

•	Gross profit for the quarter was $737,882, or 69% of revenues, compared to $453,471 or 73% of revenues

•	Net loss for the quarter was $537,387 compared to $1,403,821

•	Net loss per share was ($0.03) compared to ($0.16)

Nine month data as compared to the prior year nine month period:

•	Revenues were $3,161,550, an increase of $969,220 or 44%

•	Gross profit for the period was $2,276,769, or 72% of revenues, compared to $1,570,537 or 72% of revenues

•	Net loss for the period was $4,058,853 compared to $3,356,131

•	Net loss per share was ($0.28), compared to ($0.39)

“In light of the current economic environment, we are pleased to deliver strong year-over-year growth of 73%”, said Derek Downs, the company’s president and CEO.  “We remain very focused on delivering measurable impact for our customers by way of increased productivity and efficiencies, enhanced public and campus safety and immediate cost-savings.”

Q3 2009 Event Highlights

•	Introduced Cistera ConvergenceServer 5510 to meet the needs of environments with large numbers of users such as large contact centers, and the government, healthcare and higher education markets.

•	The company conducted a three-part field trial of the emergency alerting and notification capabilities of the Cistera ConvergenceServer 5510 as part of a pilot installation
o	In a “Text-to-Speech Broadcast,” 7,168 devices received the broadcast within seven second
o	A “Live Broadcast” to 7,504 devices achieved 100% success in 46 seconds
o	A “Record and Broadcast to Analog Phones” achieved 100% success with all 3,799 analog phones receiving the broadcast in just 47 seconds
•	The company completed the installation of Quality Assurance and Compliance solutions for the San Antonio Water System

Conference Call
Management will host a conference call on Tuesday, February 17, 2009, at 3:30 PM Central / 1:30 PM Pacific Time to discuss these results.  To participate, dial
1-800-762-8908 and provide conference ID 3989701.  A replay of the call will be available from 6:30 PM Central Time on February 17 until 10:59 PM Central Time on February 24.  To access the replay, dial 1-800-406-7325 and enter Conference ID 3989701.

About Cistera Networks, Inc.
Cistera Networks is a leading provider of enterprise application communications platforms and services.  The company blends powerful application infrastructure with industry-specific business processes, to deliver the benefits of voice, video and data convergence to the user.  Cistera’s industry-leading platform delivers the most reliable, scalable and secure application services for IP-based network environments.  Its broad portfolio of application services enables users to improve customer service and satisfaction, increase productivity and collaboration, improve responsiveness to critical incidents and to provide a safer environment.

Based on open standards and a proven server technology foundation, the award-winning Cistera ConvergenceServer™ has a single unified administration which delivers the lowest total cost of ownership in the industry.  It enables customers to create robust and scalable environments that are flexible enough to adapt to their changing needs by scaling up to support from fewer than one hundred to thousands of users, and scaling out to support multiple sites, making it ideal for a broad range of organizations.  For more information, please see www.cistera.com.

This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cistera Networks that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cistera Networks with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Media and Investor Contact:
Kathy Lane
760-771-2236
klane@cistera.com
(more)

CISTERA NETWORKS, INC. & SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2008	March 31, 2008
Current assets
Cash and cash equivalents	$110,684	$125,007
Restricted cash	-	50,000
Accounts receivable, net	82,248	264,023
Inventory	74,142	187,960
Prepaid expenses	34,740	46,030
Total current assets	301,814	673,020

Property and equipment, net	365,286	355,411
Intangible assets, net	1,819,386	2,023,218
Total long-term assets	2,184,672	2,378,629

TOTAL ASSETS	$2,486,486	$3,051,649

Current liabilities
Accounts payable	516,145	550,305
Accrued liquidated damages	177,024	671,442
Accrued liabilities	1,174,035	1,076,360
Deferred revenue	809,715	971,474
Convertible promissory notes and other notes payable, net of discount	906,535	425,707
Total current liabilities	3,583,454	3,695,288

Convertible promissory notes – net of discount	-	1,666,019
Deferred revenue	180,359	225,917
Other long-term liabilities	67,266	285,470
Total long-term liabilities	247,625	2,177,406

Total liabilities	3,831,079	5,872,694

Stockholders' deficit	(1,344,593)	(2,821,045)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,486,486	$3,051,649

CISTERA NETWORKS, INC. & SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues
Convergence solutions	$712,340	$377,112	$2,247,809	$1,496,256
Professional services	98,514	87,972	204,347	282,565
Support and maintenance	261,633	153,677	709.394	413,509
Total revenues	1,072,487	618,761	3,161,550	2,192,330

Cost of revenues
Convergence solutions	254,675	98,501	664,417	430,428
Professional services	55,680	43,314	148,680	126,490
Support and maintenance	24,250	23,475	71,684	64,875
Total cost of revenues	334,605	165,290	884,781	621,793

Gross Profit	737,882	453,471	2,276,769	1,570,537

Operating expenses
Sales and marketing	319,758	509,627	900,230	1,023,925
Software development	188,956	193,432	612,289	543,950
Engineering and support	172,923	200,409	579,323	426,126
General and administrative	338,210	404,999	1,098,827	949,004
Depreciation and amortization	103,538	88,442	302,368	253,315
Total operating expenses	1,123,385	1,396,909	3,493,037	3,196,320

Loss from operations	(385,503)	(943,438)	(1,216,268)	(1,625,783)

Other income (expense)
Interest expense, net	(42,966)	(78,371)	(190,607)	(208,608)
Non-cash charges associated with convertible notes and warrants	(108,918)	(382,012)	(2,651,978)	(1,521,740)
Total other income (expense)	(151,884)	(460,383)	(2,842,585)	(1,730,348)

Net loss	$(537,387)	$(1,403,821)	$(4,058,853)	$(3,356,131)

Basic & diluted net loss per share	$(0.03)	$(0.16)	$(0.28)	$(0.39)

Weighted average shares outstanding – basic and diluted	17,423,410	8,594,469	14,725,627	8,594,469

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